EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of JetPay Corporation on Post-Effective Amendment No. 3 to Form S-3 (File No. 333-187339) and Form S-8 (File No. 333-208430) of our report dated March 28, 2018 with respect to our audits of the consolidated financial statements of JetPay Corporation as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017, which report is included in this Annual Report on Form 10-K of JetPay Corporation for the year ended December 31, 2017.

/s/ Marcum llp

Marcum llp

New York, NY
March 28, 2018